EX-28.d.3.ee.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND JACOBS LEVY EQUITY MANAGEMENT, INC.

Effective September 13, 2019

Amended December 5, 2019*

Funds of the Trust	Subadvisory Fees
NVIT U.S. 130/30 Equity Fund

0.50% on Aggregate Subadviser Assets† up to $200 million;

0.30% on Aggregate Subadviser Assets† of $200 million and more but less than $500 million; and

0.25% on Aggregate Subadviser Assets† $500 million and more.

NVIT Multi-Manager Small Cap Value Fund	0.45% on Subadviser Assets up to $200 million; and 0.40% on Subadviser Assets of $200 million or more.

NVIT Jacobs Levy Large Cap Growth Fund (formerly, NVIT Multi-Manager Large Cap Growth Fund)

0.50% on Aggregate Subadviser Assets† up to $200 million;

0.30% on Aggregate Subadviser Assets† of $200 million and more but less than $500 million; and

0.25% on Aggregate Subadviser Assets† of $500 million and more.

Subadviser Assets will be calculated separately for the NVIT Multi-Manager Small Cap Value Fund.

†

The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT U.S. 130/30 Equity Fund together with the Subadviser Assets of the NVIT Jacobs Levy Large Cap Growth Fund (formerly, NVIT Multi-Manager Large Cap Growth Fund).

*	As approved at the Board of Trustees Meeting held on December 3-4, 2019.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham

Name:	Christopher Graham
Title:	CIO

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham

Name:	Christopher Graham
Title:	CIO

SUBADVISER JACOBS LEVY EQUITY MANAGEMENT, INC.

By:	/s/ Kenneth N. Levy

Name:	Kenneth N. Levy
Title:	Vice President